Exhibit 99.2

AT&T WIRELESS GROUP FINANCIALS
(an integrated business of AT&T)

    AT&T Wireless Group is an integrated business of AT&T Corp. and not a stand-alone entity. As AT&T Wireless Group is a tracking stock of AT&T, separate financial statements are not required to be filed. We are providing these financial statements to provide additional disclosures to investors to allow them to assess the financial performance of AT&T Wireless Group. Presenting separate financial statements for AT&T Wireless Group does not indicate that we have changed title to any assets or responsibility for any liabilities, and does not purport to affect the rights of any of AT&T's creditors. Holders of AT&T Wireless Group tracking stock do not have claims against the assets of AT&T Wireless Group. Instead, AT&T Wireless Group shareholders own a separate class of AT&T common stock that is intended to reflect the financial performance and economic value of AT&T's wireless services' businesses.

Report of Independent Accountants

To the Board of Directors and Shareowners of AT&T Corp.:

    In our opinion, the accompanying combined balance sheets and the related combined statements of operations and changes in combined attributed net assets and of cash flows present fairly, in all material respects, the financial position of AT&T Wireless Group at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of AT&T Wireless Group's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    AT&T Wireless Group is a fully integrated business unit of AT&T Corp.; consequently, as indicated in Note 1, these combined financial statements have been derived from the consolidated financial statements and accounting records of AT&T Corp. and reflect certain assumptions and allocations. Moreover, as indicated in Note 1, AT&T Wireless Group relies on AT&T Corp. for administrative, management and other services. The financial position, results of operations and cash flows of AT&T Wireless Group could differ from those that would have resulted had AT&T Wireless Group operated autonomously or as an entity independent of AT&T Corp. As more fully discussed in Note 1, the combined financial statements of AT&T Wireless Group should be read in conjunction with the audited consolidated financial statements of AT&T Corp.

March 16, 2001

New York, New York

AT&T WIRELESS GROUP
(an integrated business of AT&T)

COMBINED STATEMENTS OF OPERATIONS
(In Millions)

	For the Years Ended December 31,
	2000	1999	1998
Revenue
Services revenue	$9,376	$6,823	$4,779
Equipment revenue	1,072	804	627

Total revenue	10,448	7,627	5,406

Operating expenses
Costs of services (excluding depreciation of $1,047, $732, $599, included below)	3,169	2,580	1,428
Costs of equipment sales	2,041	1,266	1,000
Selling, general and administrative	3,590	2,663	2,122
Depreciation and amortization	1,686	1,253	1,079
Asset impairment and restructuring charges	—	531	120

Total operating expenses	10,486	8,293	5,749

Operating loss	(38)	(666)	(343)
Other income	534	122	650
Interest expense	85	136	120

Income (loss) before income taxes	411	(680)	187
Provision (benefit) for income taxes	141	(294)	59
Net equity earnings (losses) from investments	388	(19)	36

Net income (loss)	658	(405)	164
Dividend requirements on preferred stock held by AT&T, net	130	56	56

Net income (loss) after preferred stock dividends	$528	$(461)	$108

See Notes to Combined Financial Statements

AT&T WIRELESS GROUP
(an integrated business of AT&T)

COMBINED BALANCE SHEETS
(In Millions)

	At December 31,
	2000	1999
ASSETS
Cash and cash equivalents	$62	$5
Accounts receivable, less allowances of $193 and $130	1,892	1,300
Inventories	335	162
Income tax receivable	118	—
Deferred income taxes	93	127
Prepaid expenses and other current assets	82	34

Total Current Assets	2,582	1,628

Property, plant and equipment, net	9,892	6,349
Licensing costs, net of accumulated amortization of $1,761 and $1,519	13,627	8,571
Investments in and advances to unconsolidated subsidiaries	3,385	4,502
Goodwill and other assets, net	5,816	2,462

Total Assets	$35,302	$23,512

LIABILITIES
Accounts payable	$1,080	$780
Payroll and benefit-related liabilities	432	291
Due on demand notes payable	109	154
Short-term debt due to AT&T	638	—
Other current liabilities	1,395	1,072

Total Current Liabilities	3,654	2,297

Long-term debt due to AT&T	1,800	3,400
Deferred income taxes	4,659	3,750
Other long-term liabilities	271	48

Total Liabilities	10,384	9,495

Minority Interest	41	20
Combined Attributed Net Assets	24,877	13,997

Total Liabilities and Combined Attributed Net Assets	$35,302	$23,512

See Notes to Combined Financial Statements

AT&T WIRELESS GROUP
(an integrated business of AT&T)

COMBINED STATEMENTS OF CHANGES IN COMBINED ATTRIBUTED NET ASSETS
(In Millions)

	For the Years Ended December 31,
	2000	1999	1998
Combined Attributed Net Assets:
Balance at beginning of year	$13,997	$11,532	$11,187
Net income (loss) after preferred stock dividends	528	(461)	108
Proceeds attributed from offering of AT&T Wireless Group tracking stock	7,000	—	—
Proceeds from shares issued for employee plans	41	—	—
Preferred stock issued to AT&T	2,000	—	—
Transfers from AT&T, net	1,345	2,897	288
Net revaluation of investments	(34)	29	(51)

Balance at end of year	$24,877	$13,997	$11,532

Summary of Total Comprehensive Income:
Net income (loss) after preferred stock dividends	$528	$(461)	$108
Dividend requirements on preferred stock held by AT&T, net	130	56	56

Net income (loss)	658	(405)	164

Net revaluation of investments (net of taxes of $(22), $18, and $(31))	(34)	29	(51)

Total Comprehensive Income	$624	$(376)	$113

See Notes to Combined Financial Statements

AT&T WIRELESS GROUP

(an integrated business of AT&T)

COMBINED STATEMENTS OF CASH FLOWS

(In Millions)

	For the Years Ended December 31,
	2000	1999	1998
Operating activities
Net income (loss)	$658	$(405)	$164
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net gains on sale/exchange of businesses and investments	(362)	(99)	(600)
Asset impairment and restructuring charges	—	531	120
Depreciation and amortization	1,686	1,253	1,079
Deferred income taxes	585	(85)	(39)
Net equity earnings from investments	(505)	(149)	(115)
Minority interests in consolidated subsidiaries	(28)	(17)	(35)
Provision for uncollectible receivables	314	200	99
Increase in accounts receivable	(853)	(514)	(307)
(Increase) decrease in inventories	(142)	27	(32)
(Decrease) increase in accounts payable	(48)	(11)	123
Net change in other operating assets and liabilities	330	136	(43)

Net cash provided by operating activities	1,635	867	414

Investing activities
Capital expenditures and other additions	(4,012)	(2,272)	(1,219)
Net acquisitions of licenses	(247)	(47)	(65)
Equity investment distributions and sales	360	236	1,354
Equity investment contributions, advances and purchases	(1,645)	(284)	(156)
Net (acquisitions) dispositions of businesses including cash acquired	(4,763)	244	324
Deposits on long-lived assets	(218)	—	—

Net cash (used in) provided by investing activities	(10,525)	(2,123)	238

Financing activities
Increase in short-term borrowings	—	65	43
Net increase in short-term debt due to AT&T	638	—	—
Increase in long-term debt due to AT&T	400	900	100
Proceeds attributed from offering of AT&T Wireless
Group tracking stock	7,000	—	—
Proceeds from shares issued for employee plans	41	—	—
Dividend requirements on preferred stock, net	(130)	(56)	(56)
Transfers from (to) AT&T, net	1,001	344	(694)
Other financing activities, net	(3)	(19)	(24)

Net cash provided by (used in) financing activities	8,947	1,234	(631)

Net increase (decrease) in cash and cash equivalents	57	(22)	21

Cash and cash equivalents at beginning of year	5	27	6

Cash and cash equivalents at end of year	$62	$5	$27

See Notes to Combined Financial Statements

AT&T WIRELESS GROUP

(an integrated business of AT&T)

NOTES TO COMBINED FINANCIAL STATEMENTS

(In Millions Unless Otherwise Noted)

1. Background and Basis of Presentation

Background

    AT&T Wireless Group is an integrated business of AT&T and is not a separate legal entity. On April 27, 2000, AT&T completed an offering of 15.6%, or 360 million shares, of AT&T Wireless Group tracking stock at an offering price of $29.50 per share. AT&T Wireless Group tracking stock is a class of AT&T common stock, which is intended to provide holders with financial returns based on the financial performance and economic value of AT&T's wireless services' businesses. AT&T Wireless Group tracking stock issued in the offering reflected only a portion of the authorized shares. The remaining 84.4% has been reserved for the benefit of AT&T Common Stock Group (which consists of the operations of AT&T other than those attributed to AT&T tracking stocks) and is intended to be reflected in AT&T common stock.

    On October 25, 2000, AT&T announced its decision to present an exchange offer to AT&T common shareowners to allow them to exchange any portion of shares of AT&T common stock for shares of AT&T Wireless Group tracking stock. On December 22, 2000, AT&T filed a registration statement for the exchange offer with the Securities and Exchange Commission, which was amended on February 23, 2001. AT&T anticipates that the exchange offer will be completed during the second quarter of 2001. AT&T Wireless Group will continue to be a part of AT&T following the completion of the exchange offer.

    Also on October 25, 2000, AT&T announced its restructuring plan. In connection with its restructuring plan, following the completion of the exchange offer and subject to certain conditions, AT&T intends to split-off AT&T Wireless Group from AT&T. These conditions include the receipt of a favorable ruling on the split-off from the Internal Revenue Service (IRS) and satisfaction of conditions contained in AT&T's new $25 billion credit agreement, including the repayment of AT&T Wireless Group's intercompany obligations to AT&T. The split-off, which is anticipated to be completed in mid-2001, would include several steps. These steps include transferring substantially all of the assets and liabilities of AT&T Wireless Group to AT&T Wireless Services, Inc., mandatorily exchanging all issued and outstanding shares of AT&T Wireless Group tracking stock, including those issued in the exchange offer, for shares of AT&T Wireless Services common stock, and distributing a majority of the shares of AT&T Wireless Services common stock held by AT&T Common Stock Group, to holders of AT&T common stock on a pro rata basis. On February 14, 2001, AT&T announced its intention to retain up to $3 billion of shares of AT&T Wireless Services for its own account for sale or exchange within six months of the split-off, subject to receipt of a satisfactory IRS ruling.

    In January 2001, NTT DoCoMo, a leading Japanese wireless communications company, invested $9.8 billion in a security of AT&T that, like AT&T Wireless Group tracking stock, is intended to reflect a portion of the financial performance and economic value of AT&T Wireless Group. AT&T Wireless Group, through AT&T Wireless Group, LLC, was allocated $6.2 billion of the proceeds from DoCoMo's $9.8 billion investment in AT&T. AT&T retained the remaining $3.6 billion of the DoCoMo investment proceeds as consideration for the reduction in AT&T's retained portion of AT&T Wireless Group's value. Following the split-off, this investment will be converted into approximately 16% of AT&T Wireless Services' common shares. DoCoMo also received warrants at an exercise price of $35 per AT&T Wireless Group tracking share equivalent that would represent an approximate additional 1.6% of AT&T Wireless Services' common shares after the split-off. As part of this investment, AT&T Wireless Group, through AT&T Wireless Services, Inc., has entered into a strategic alliance with DoCoMo to develop mobile multimedia services on a global-standard, high-speed wireless network. DoCoMo may require the repurchase of its investment at DoCoMo's original purchase price, plus interest, if

AT&T does not complete the split-off by specified dates beginning January 1, 2002, or if AT&T Wireless Group fails to meet specified technological milestones.

Basis of Presentation

    AT&T Wireless Group is an integrated business of AT&T. AT&T Wireless Group includes the results of its mobility and fixed wireless businesses, as well as its international operations, which primarily include the earnings or losses associated with equity interests in international wireless communications ventures and partnerships. The combined financial statements reflect the results of operations, financial position, changes in combined attributed net assets and cash flows of AT&T Wireless Group as if it were a separate entity for all periods presented. The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in equity and cash flows of AT&T Wireless Group had it been a separate, stand-alone entity during the periods presented. The combined financial statements of AT&T Wireless Group should be read in conjunction with AT&T's Form 10-K for the year ended December 31, 2000.

    The combined financial statements of AT&T Wireless Group conform to generally accepted accounting principles. The combined financial statements reflect the assets, liabilities, revenue and expenses directly attributable to AT&T Wireless Group, as well as allocations deemed reasonable by management, to present the results of operations, financial position and cash flows of AT&T Wireless Group on a stand-alone basis. The allocation methodologies have been described within the notes to the combined financial statements where appropriate.

    The combined financial statements of AT&T Wireless Group primarily include the legal entity results of AT&T Wireless Services, Inc. and its subsidiaries (AWS), AT&T Wireless Group, LLC (AWG), AT&T Wireless PCS, LLC and its subsidiaries (AWPCS), and Winston, Inc. and its subsidiaries (Winston), all of which were direct subsidiaries of AT&T Corp., as of December 31, 2000. In February 2001, the legal entities of Winston and AWPCS as well as certain assets of AWG were transferred to AWS. The remaining assets and liabilities of AWG will be transferred prior to the split-off.

    The April 2000 offering of AT&T Wireless Group tracking stock resulted in net proceeds to AT&T, after deducting underwriter's discount and related fees and expenses, of $10.3 billion. AT&T attributed $7.0 billion of the net proceeds to AT&T Wireless Group, in the form of a note receivable, which was repaid by December 31, 2000, primarily to fund acquisitions and capital expenditures. Interest on the note receivable was calculated based upon the average daily balance outstanding at a rate equal to the one month London InterBank Offered Rate (LIBOR) minus six basis points, a rate intended to be equivalent to the rate AT&T Wireless Group would receive if it were a stand-alone entity.

    Prior to the offering of AT&T wireless group tracking stock, the capital structure of AT&T Wireless Group had been assumed based upon AT&T's historical capital ratio adjusted for certain items. In determining the allocation between short- and long-term debt and preferred stock, we considered factors such as prospective financing requirements for the business, working capital commitments and future requirements, and peer group analysis. This resulted in $3.4 billion in long-term debt due to AT&T at December 31, 1999, paying annual interest at 7.25%. In addition, as of December 31, 1999, AT&T Wireless Group had issued and outstanding, $1.0 billion of 9% cumulative preferred stock held by AT&T that, subject to the approval of AT&T Wireless Group capital stock committee, is redeemable at the option of AT&T. The preferred stock is included within "Combined attributed net assets" on the accompanying combined balance sheets. On May 1, 2000, following the offering of AT&T Wireless Group tracking stock, $2.0 billion of AT&T Wireless Group's outstanding long-term debt to AT&T was recapitalized into an additional $2.0 billion of 9% cumulative preferred stock issued to AT&T. In conjunction with the recapitalization, the remaining long-term debt due to AT&T of $1.8 billion was recapitalized to be 10 year term debt that bears interest at a fixed rate of 8.1% per annum. The interest rate is intended to be substantially equivalent to the interest rate that AT&T Wireless Group would be able to obtain from third parties, including the public markets, as a non-affiliate of AT&T without the benefit of any guaranty by AT&T.

    During December 2000, AT&T Wireless Group, through AWS, obtained a short-term revolving loan from AT&T, which is included in "Short-term debt due to AT&T" in the accompanying combined balance sheets. At December 31, 2000, the amount outstanding under the loan was $638, paying interest monthly at the average seven-day commercial paper rate, which was 8.37% at December 31, 2000. The revolving loan matures on December 29, 2001. The loan was repaid in full in January 2001.

    Changes in combined attributed net assets prior to the offering primarily represented net transfers to or from AT&T, after giving effect to the net income or loss of AT&T Wireless Group during the period, and were assumed to be settled in cash. AT&T's capital contributions for purchase business combinations and initial investments in joint ventures and partnerships which AT&T attributed to AT&T Wireless Group have been treated as noncash transactions prior to the offering.

    AT&T performs cash management functions on behalf of the AT&T Wireless Group. Substantially all of the AT&T Wireless Group's cash balances are swept to AT&T on a daily basis, where they are managed and invested by AT&T. Prior to the offering of the AT&T Wireless Group tracking stock, transfers of cash to and from AT&T were reflected as a component of combined attributed net assets, with no interest income or expense reflected. Subsequent to the offering, transfers were reflected as changes in the note receivable from or short-term debt payable to AT&T. Cash balances maintained and reported by the AT&T Wireless Group primarily represent cash balances for which no right of offset exists with AT&T.

    General corporate overhead related to AT&T's corporate headquarters and common support divisions has been allocated to AT&T Wireless Group as it was not deemed practicable to specifically identify such common costs to AT&T Wireless Group. These allocations were based on the ratio of AT&T Wireless Group's external costs and expenses to AT&T's consolidated external costs and expenses, adjusted for any functions that AT&T Wireless Group performs on its own. However, the costs of these services charged to AT&T Wireless Group are not necessarily indicative of the costs that would have been incurred if AT&T Wireless Group had performed these functions entirely as a stand-alone entity, nor are they indicative of costs that will be charged or incurred in the future.

    Consolidated income tax provision, related tax payments or refunds, and deferred tax balances of AT&T have been allocated to AT&T Wireless Group based principally on the taxable income and tax credits directly attributable to AT&T Wireless Group. These allocations reflect AT&T Wireless Group's contribution to AT&T's consolidated taxable income and the consolidated tax liability and tax credit position. The AT&T Common Stock Group and AT&T Wireless Group have entered into a tax sharing agreement that provides for tax sharing payments based on the taxes or tax benefits of a hypothetical affiliated group consisting of AT&T Common Stock Group and AT&T Wireless Group. Based on this agreement, the consolidated tax liability before credits is allocated between the groups, based on each group's contribution to consolidated taxable income of the hypothetical group. For purposes of the tax sharing agreement, the 9% cumulative preferred stock held by AT&T is treated as if it were an intercompany debt instrument and, accordingly, tax sharing payments are calculated by treating coupon payments on the preferred stock as interest expense to AT&T Wireless Group and interest income to AT&T Common Stock Group. Consolidated tax credits of the hypothetical group are allocated between groups based on each group's contribution to each tax credit.

2. Summary of Significant Accounting Policies

Cash Equivalents

    All highly liquid investments with original maturities of generally three months or less are considered to be cash equivalents.

Cash Flows

    For purposes of the combined statements of cash flows, all transactions between AT&T Wireless Group and AT&T, except for purchase business combinations and initial investments in joint ventures and partnerships which were funded by AT&T and contributed by AT&T to AT&T Wireless Group prior to the offering, have been accounted for as having been settled in cash at the time the transaction was recorded by AT&T Wireless Group.

Inventories

    Inventories, which consist principally of handsets and accessories, are recorded at the lower of cost or market. Cost is principally determined by the first-in, first-out (FIFO) method. Market is determined using replacement cost.

Property, Plant and Equipment

    Property, plant and equipment are recorded at cost, unless impaired, and depreciation is determined based upon the assets' estimated useful lives. Depreciation is calculated on a straight-line basis according to the following useful lives:

Wireless communications systems and other equipment	3-15 years
Building and improvements	5-20 years

    When AT&T Wireless Group sells, disposes or retires assets, the related gains or losses are included in operating results.

    During 1998, AT&T Wireless Group completed a review of the estimated service lives of certain wireless communications equipment. As a result, effective January 1, 1998, the estimated service lives of such equipment were changed from 12 years to varying periods ranging primarily from seven to ten years, with certain assets being changed to 15 years, depending on the nature of the equipment. The net impact of these changes to 1998 results was an annual increase in depreciation expense of approximately $42 and an annual reduction in net income of approximately $26. See Note 14 for further discussion associated with an additional change in depreciable lives.

Software Capitalization

    AT&T Wireless Group capitalizes certain direct development costs associated with internal-use software, including external direct costs of materials and services, and payroll costs for employees devoting time to the software projects. These costs are included within other assets and are amortized over a period not to exceed five years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred. AT&T Wireless Group also capitalizes initial operating-system software costs and amortizes them over the life of the associated hardware.

    AT&T Wireless Group also capitalizes costs associated with the development of application software incurred from the time technological feasibility is established until the software is ready to provide service to customers. These capitalized costs are included in property, plant and equipment and are amortized over a useful life not to exceed five years.

Licensing Costs

    Licensing costs are primarily incurred to acquire cellular (850 megahertz) and PCS (1900 megahertz) licenses. In addition, licensing costs include costs incurred to acquire 38 gigahertz and 2.3 gigahertz licenses. Amortization begins with the commencement of service to customers and is computed using the straight-line method over periods of 35 or 40 years.

Capitalized Interest

    AT&T Wireless Group capitalizes interest which is applicable to the construction of additions to property, plant, and equipment and the acquisitions of licenses until the assets are placed into service. These costs are amortized over the related assets' estimated useful lives.

Investments

    Investments in which AT&T Wireless Group, primarily held by AWS and AWPCS, exercises significant influence but which AT&T Wireless Group does not control are accounted for under the equity method. Under the equity method, investments are stated at initial cost and are adjusted for AT&T Wireless Group's subsequent contributions and its share of earnings or losses, and distributions. The excess of the carrying value of investment over the underlying book value of the investee's net assets is being amortized over periods ranging from 20 to 40 years.

    Investments in which AT&T Wireless Group has no significant influence over the investee are accounted for under the cost method. Investments covered under the scope of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," are classified as "available for sale" and are carried at fair value. Unrealized gains or losses, net of tax, are included within combined attributed net assets as "Net revaluation of investments".

Goodwill

    Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as a purchase. Goodwill is amortized on a straight-line basis over periods not exceeding 40 years.

Valuation of Long-Lived Assets

    Long-lived assets such as property, plant and equipment, licensing costs, goodwill, investments and capitalized software are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets AT&T Wireless Group intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For assets AT&T Wireless Group intends to dispose of, a loss is recognized for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets. In addition, in accordance with Accounting Principles Board Opinion No. 17, "Intangible Assets", AT&T Wireless Group continues to evaluate the amortization periods to determine whether events or circumstances warrant revised amortization periods. Additionally, AT&T Wireless Group periodically evaluates the useful lives of its wireless communications systems and other equipment based on changes in technological and industry conditions.

Revenue Recognition

    Wireless services revenue is recognized based upon minutes of traffic processed and contracted fees. Customer activation fees, along with the related costs, are deferred and amortized over the customer relationship period. The revenue and related expenses associated with the sale of wireless handsets and accessories are recognized when the products are delivered and accepted by the customer, as this is considered to be a separate earnings process from the sale of wireless services. During 2000, we adopted Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". The adoption did not have a material impact on our results of operations or financial condition.

Advertising and Promotional Costs

    Costs of advertising and promotions are expensed as incurred. Advertising and promotional expenses were $618, $386, and $344, in 2000, 1999 and 1998, respectively.

Income Taxes

    AT&T Wireless Group is not a separate taxable entity for federal and state income tax purposes and its results of operations are included in the consolidated federal and state income tax returns of AT&T and its affiliates. AT&T Wireless Group's provision or benefit for income taxes is based upon its contribution to the overall income tax liability of AT&T and its affiliates as described in Note 1.

Issuance of Common Stock By Affiliates

    Changes in AT&T Wireless Group's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such entity, are recognized as increases or decreases in combined attributed net assets.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for certain items such as the allowance for doubtful accounts, depreciation and amortization, taxes, valuation of investments and asset impairment and restructuring charges.

Reclassifications

    Certain reclassifications have been made to prior year amounts to conform with current year presentations.

Concentrations

    AT&T Wireless Group purchases a substantial portion of its wireless infrastructure equipment from three major suppliers. Additionally, four primary vendors provide AT&T Wireless Group's multi-network handsets. Further, AT&T Wireless Group relies on one vendor to provide substantially all of its billing services. Loss of any of these suppliers could adversely impact operations temporarily until a comparable substitute could be found. AT&T Wireless Group does not have a concentration of available sources of labor or services, nor does AT&T Wireless Group have any significant concentration of business transacted with a particular customer, that could, if suddenly eliminated, severely impact operations.

3. Recent Accounting Pronouncements

    In September 2000, the Financial Accounting Standards Board (FASB) issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—A Replacement of FASB No. 125". This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Under these standards, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. AT&T Wireless Group does not expect that the adoption of SFAS No. 140 will have a material impact on its results of operations, financial position or cash flows.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. For AT&T

Wireless Group, this means that the standard must be adopted no later than January 1, 2001. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" as an amendment to SFAS No. 133. This statement provides clarification with regard to certain implementation issues under SFAS No. 133 on specific types of hedges. The adoption of SFAS No. 133 in January 2001, did not have a material impact to the AT&T Wireless Group's results of operations, financial position or cash flows. In addition, based on the types of contracts we currently have, AT&T Wireless Group does not anticipate that this standard will have a material impact on future results of AT&T Wireless Group.

4. Acquisitions and Dispositions

    During 2000, 1999 and 1998, AT&T Wireless Group, through AWS, AWPCS and Winston, completed certain transactions as part of its overall strategy to expand its wireless footprint and divest itself of non core interests. The net pretax gains recognized were $362, $99 and $600 in 2000, 1999 and 1998, respectively. The pretax gains and losses from the sale and exchange transactions are included in "Other income" in the accompanying combined statements of operations. A summary of the significant transactions follows.

    In November 1998, AT&T Wireless Group, through AWS, and BellSouth combined their jointly owned cellular properties in Los Angeles, Houston and Galveston, Texas, plus cash, to form AB Cellular Holding, LLC (AB Cellular), which owned, controlled and supervised all three properties. AT&T Wireless Group held a 55.62% equity interest in AB Cellular, however, held a 50% voting interest, therefore, this investment was accounted for under the equity method. Pursuant to the AB Cellular Limited Liability Company Agreement, there were redemption provisions that allowed BellSouth, commencing in December 2000, to alter the ownership structure of AB Cellular pursuant to one of three options. On December 4, 2000, BellSouth announced its election to have AB Cellular exercise its option to redeem AT&T Wireless Group's 55.62% equity interest. On December 29, 2000, AB Cellular completed the redemption of AT&T Wireless Group's 55.62% equity interest in AB Cellular, and in exchange, AT&T Wireless Group, through AWS, received 100% of the net assets of the Los Angeles cellular property. As a result of the redemption, AB Cellular recognized a significant gain on the transaction based on the estimated fair value of the net assets of the Los Angeles cellular property on the date of redemption. AT&T Wireless Group's net equity earnings for the year ended December 31, 2000, included $372 reflecting its proportionate share of the gain. The net assets of the Los Angeles cellular property were recorded at fair value and resulted in a pretax loss of $184 to AT&T Wireless Group. The excess of the fair value of the Los Angeles cellular property over the fair value of net tangible assets received, based on a preliminary allocation, totaled $3,174 and has been assigned to licensing costs, goodwill and other intangible assets and is being amortized over periods of five to 40 years. We may make refinements to the allocation of the fair value of assets acquired in future periods as the related fair value appraisals of certain assets and liabilities are finalized. As a result of this transaction, AT&T Wireless Group's results include a non-cash reduction to investments of $3,756, associated with the redemption of its equity interest in AB Cellular.

    On November 13, 2000, TeleCorp PCS, Inc. (Telecorp) completed its merger agreement with Tritel, Inc., as part of a stock transaction. Pursuant to the terms of the agreement, each company merged with a separate newly formed subsidiary of a new holding company named TeleCorp PCS, Inc., upon consummation of the transaction. Prior to the merger, AT&T Wireless Group, through AWPCS, held equity interests in each of TeleCorp and Tritel which were both affiliates of AT&T Wireless Group. In connection with the merger, AT&T

Wireless Group contributed to TeleCorp PCS, Inc., rights to acquire wireless licenses in Wisconsin and Iowa, paid approximately $20 in cash and extended the term of its brand license agreement through July 2005, in exchange for approximately 9.3 million additional common shares in the newly combined company. This transaction brought AT&T Wireless Group's equity stake in the combined company to approximately 23%, assuming the conversion of all currently convertible preferred stock to common stock. In a separate transaction with TeleCorp, AT&T Wireless Group, through AWPCS, completed an exchange of certain wireless licenses and rights to acquire additional licenses in the Wisconsin and Iowa markets, as well as made a cash payment of approximately $80. In return, AT&T Wireless Group received TeleCorp's PCS licenses and wireless systems in several New England markets. The acquisition of the wireless systems was recorded as a purchase. Accordingly, the operating results have been included in the accompanying combined financial statements since the date of acquisition. The excess of aggregate fair value of total assets acquired over the fair value of net tangible assets acquired, based on a preliminary allocation, totaled $268 and has been assigned to licensing costs, goodwill and other intangible assets and is being amortized over periods of five to 40 years. AT&T Wireless Group recognized a pretax gain of $379 associated with these transactions.

    On October 2, 2000, AT&T Wireless Group, through AWPCS, completed its acquisition of a wireless system in Indianapolis for approximately $530 in cash. The transaction was recorded as a purchase. Accordingly, the operating results of Indianapolis have been included in the accompanying combined financial statements since the date of acquisition. The excess of aggregate purchase price over the fair value of net tangible assets acquired, based on a preliminary allocation, totaled $494 and has been assigned to licensing costs, goodwill and other intangible assets and is being amortized over periods of five to 40 years. We may make refinements to the allocations of the purchase prices in future periods as the related fair value appraisals of certain assets and liabilities are finalized.

    On June 19, 2000, AT&T Wireless Group announced that it had signed definitive agreements to acquire wireless systems in the San Francisco Bay Area, San Diego and Houston. On December 29, 2000, AT&T Wireless Group, through AWS and AWPCS, completed the acquisition of the wireless system in Houston for approximately $1.0 billion in cash. On September 29, 2000, AT&T Wireless Group, through AWS, completed the acquisition of the wireless system in San Diego, for approximately $500 in cash. On June 29, 2000, AT&T Wireless Group, through AWS, completed the acquisition of Vodafone Airtouch plc's 50% partnership interest in CMT Partners (the Bay Area Properties), which holds a controlling interest in five Bay Area markets including San Francisco and San Jose, for approximately $1.8 billion in cash, thereby giving AT&T Wireless Group a 100% ownership interest in this partnership. These transactions were recorded as purchases. Accordingly, the operating results of the acquired entities have been included in the accompanying combined financial statements since their dates of acquisition. The excess of aggregate purchase price over the fair value of net tangible assets acquired, based on preliminary allocations, totaled $3,082 and has been assigned to licensing costs, goodwill and other intangible assets and is being amortized over periods of five to 40 years. We may make refinements to the allocations of the purchase prices in future periods as the related fair value appraisals of certain assets and liabilities are finalized. Prior to consummation of this transaction, AT&T Wireless Group's 50% ownership interest in CMT Partners was accounted for as an equity investment. As a result of the transaction, $190 was reclassified from investments to goodwill on the accompanying combined balance sheet.

    On June 1, 2000, AT&T Wireless Group, through AWS, completed its acquisition of the assets of Wireless One Network, L.P., for $859 in cash, acquiring wireless systems in Northwest and Southwest Florida. The transaction was recorded as a purchase. Accordingly, the operating results of Wireless One Network, L.P., have been included in the accompanying combined financial statements since the date of acquisition. The excess of aggregate purchase price over the fair value of net tangible assets acquired totaled $792 and has been assigned to licensing costs, goodwill and other intangible assets and is being amortized over periods of five to 40 years.

    In June 2000, AT&T Wireless Group, through AWS, sold its interest in two equity investments for cash resulting in pretax gains of approximately $141.

    On August 2, 1999, AT&T, through AWPCS, completed its acquisition of Honolulu Cellular Telephone Company for $194 in cash. AT&T contributed its interest in Honolulu Cellular to AT&T Wireless Group as of the acquisition date. This transaction was accounted for as a purchase. Accordingly, the operating results of Honolulu Cellular Telephone Company have been included in the accompanying combined financial statements since the date of acquisition. The excess of aggregate purchase price over the fair value of net tangible assets acquired totaled $154, and has been allocated to licensing costs and goodwill and is being amortized over 40 years.

    On May 3, 1999, AT&T, through Winston, acquired Vanguard Cellular Systems, Inc. (Vanguard) and has contributed its interest in Vanguard to AT&T Wireless Group as of the date of acquisition. Under the agreement, each Vanguard shareholder was entitled to elect to receive either cash or AT&T stock in exchange for their Vanguard shares subject to the limitation that the overall consideration would consist of 50% AT&T stock and 50% cash. Consummation of the merger resulted in the issuance of approximately 12.6 million AT&T shares and payment of $485 in cash. In addition, Vanguard had approximately $550 in debt, which was subsequently repaid by AT&T. The merger with Vanguard was recorded as a purchase. Accordingly the operating results of Vanguard have been included in the accompanying combined financial statements since the date of acquisition. The excess of aggregate purchase price over the fair value of net tangible assets acquired totaled $1,436 and has been assigned to licensing costs, goodwill and other intangible assets and is being amortized over periods of five to 40 years. Additionally, AT&T Wireless Group recorded $241 in deferred tax liabilities associated with this transaction.

    In April 1999, AT&T Wireless Group, through AWS, acquired Bakersfield Cellular Telephone Company in exchange for several cellular markets in Texas and cash of $77. The acquisition was accounted for as a purchase. The excess of aggregate purchase price, including markets exchanged, over the fair value of net tangible assets acquired totaled $104, and has been allocated to licensing costs and goodwill and is being amortized over 40 years.

    In addition to the acquisitions of Honolulu Cellular, Vanguard and Bakersfield Cellular, AT&T Wireless Group, through AWS and other direct subsidiaries of AT&T, acquired other cellular markets in Utah, Oregon, California, Idaho, and Louisiana during 1999. All of these acquisitions were accounted for as purchases. The excess of aggregate purchase prices over the fair value of net tangible assets acquired totaled $220, and has been allocated to licensing costs and is being amortized over 40 years.

4. Acquisitions and Dispositions (Continued)

    In June 1999, AT&T Wireless Group, through AWS, sold its interest in WOOD-TV for cash resulting in a pretax gain of $88.

    In May 1999, AT&T Wireless Group, through AWPCS, sold its net assets in the geographic area of San Juan, Puerto Rico, including a portion of the PCS license, to TeleCorp PCS, Inc. for cash and preferred stock of TeleCorp resulting in a pretax gain of $11.

    In the fourth quarter of 1998, AT&T Wireless Group, through AWPCS, sold its net assets in the geographic area of Norfolk, Virginia, including a portion of the PCS license, to Triton PCS Holdings, Inc. for cash and preferred stock of Triton resulting in a pretax gain of $29.

    Also in the fourth quarter of 1998, AT&T Wireless Group, through AWPCS, sold a portion of its net assets in the geographic areas of Cincinnati and Dayton, Ohio, including portions of the PCS licenses, to Cincinnati Bell Wireless, LLC for cash and an ownership interest. A pretax gain of $24 was recognized on this transaction.

    On October 2, 1998, AT&T Wireless Group, through AWS, sold its one-way messaging services business and a narrowband PCS license to Metrocall, Inc. in exchange for cash and preferred stock of Metrocall. A pretax loss of $5 was recognized on this transaction. AT&T Wireless Group subsequently distributed its investment in the preferred stock of Metrocall to AT&T.

    In the second quarter of 1998, AT&T Wireless Group, through AWS, sold, for cash, its interest in two equity investments and recognized pretax gains of $195.

    In the first quarter of 1998, AT&T Wireless Group, through AWS, sold, for cash, its equity interest in LIN Television Corp. and recognized a pretax gain of $342.

    As a result of our evaluation of recent changes in our industry and the views of regulatory authorities, AT&T Wireless Group expects that the amortization period for all licensing costs and goodwill associated with newly acquired wireless operations will not exceed 25 years.

5. Asset Impairment and Restructuring Charges

    During the fourth quarter of 1999, AT&T Wireless Group recorded a $531 asset impairment charge primarily associated with the planned disposal of certain wireless communications equipment resulting from a program to increase capacity and operating efficiency of the wireless network. As part of a multi-vendor program, contracts have been executed with certain vendors to replace significant portions of the wireless infrastructure equipment in the Western United States and the metropolitan New York markets. The program is intended to provide AT&T Wireless Group with the newest technology available and allow it to evolve to new next-generation digital technology, which is designed to provide high-speed data capabilities.

    The planned disposal of the existing wireless infrastructure equipment required an evaluation of asset impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," to write-down these assets to their fair value, which was estimated by discounting the expected future cash flows to be generated by these assets from their use and eventual disposition through the date of disposal. Since the assets will remain in service from the date of the decision to dispose of these assets to the disposal date, the impairment has been recorded as accumulated depreciation and the remaining net book value of the assets will be depreciated over this shortened period. As of December 31, 2000, approximately $320 of the asset impairment reserve has been utilized for assets that have been disposed of and written off. The remaining net book value of these assets was approximately $23 at December 31, 2000, which will be depreciated over an estimated remaining useful life of 3 months.

    During 1998, AT&T Wireless Group recorded a pretax asset impairment charge of $120, which represented the write-down of unrecoverable assets associated with nonstrategic businesses.

6. Supplementary Financial Information

Supplementary Income Statement Information

	For the Years Ended December 31,
	2000	1999	1998
Other income:
Interest income	$146	$4	$15
Minority interests in consolidated subsidiaries	28	17	35
Net gains on sale/exchange of businesses and investments	362	99	600
Miscellaneous, net	(2)	2	—

Total Other Income	$534	$122	$650

Supplementary Balance Sheet Information

	At December 31,
	2000	1999
Property, plant and equipment, net:
Wireless communications systems and other equipment	$14,319	$10,127
Land, buildings and improvements	316	255

Total property, plant and equipment	14,635	10,382

Accumulated depreciation	(4,743)	(4,033)

Property, plant and equipment, net	$9,892	$6,349

Goodwill and other assets, net:
Goodwill	$4,937	$2,303
Accumulated amortization	(241)	(168)

Goodwill, net	4,696	2,135

Other assets	1,384	544
Accumulated amortization	(264)	(217)

Other assets, net	1,120	327

Goodwill and other assets, net	$5,816	$2,462

Included in other current liabilities:
Advertising and promotion accruals	$179	$162
Business tax accruals	258	139

Supplementary Cash Flow Information

	For the Years Ended December 31,
	2000	1999	1998
Interest payments, net of amounts capitalized	$85	$136	$120
Income tax (refunds) payments	(202)	(41)	177

7. Investments

    AT&T Wireless Group, primarily through AWS and AWPCS, holds investments in ventures and partnerships that provide AT&T Wireless Group access to additional domestic and international wireless markets. Substantially all of these investments are accounted for under the equity method.

    At December 31, 2000 and 1999, AT&T Wireless Group had equity method investments of $3,080 and $4,409, respectively. Amortization of excess carrying value of $25, $19 and $52 in 2000, 1999 and 1998, respectively, is reflected as a component of net equity earnings in the accompanying combined statements of operations. At December 31, 2000 and 1999, the carrying value of investments accounted for under the equity method exceeded our share of the underlying reported net assets by approximately $446 and $551, respectively. AT&T Wireless Group received distributions based on its equity interest in these investments of $201, $232 and $233 for the years ended December 31, 2000, 1999 and 1998, respectively.

    Ownership of significant equity investments is as follows:

	At December 31,
	2000		1999
AB Cellular	N/A	(1)	55.62%	(1)
CMT Partners	N/A	(2)	50.00%	(2)
ACC Acquisitions, LLC	50.00%	(3)	N/A	(3)
Triton PCS Holdings, Inc.	16.71%	(4)	16.80%	(4)
TeleCorp PCS, Inc.	22.99%	(5)	15.67%	(5)
Tritel, Inc.	N/A	(6)	21.64%	(6)
Cincinnati Bell Wireless, LLC	19.90%	(7)	19.90%	(7)
Alaska Native Wireless, LLC	39.90%	(8)	N/A	(8)
Rogers Wireless Communications, Inc.	16.65%	(9)	16.65%	(9)
Japan Telecom	5.00%	(10)	N/A	(10)
EuroTel Praha, spol. s.r.o.	24.50%	(11)	N/A	(11)
Far EasTone Telecommunications, ltd.	22.70%	(12)	13.87%	(12)

(1)
See Note 4 for further discussion related to the redemption of AT&T Wireless Group's equity interest in AB Cellular in December 2000.

(2)
See Note 4 related to AT&T Wireless Group's acquisition of the remaining 50% interest in CMT Partners in June 2000.

(3)
On February 28, 2000, AWS and Dobson Communications Corporation (Dobson) acquired American Cellular Corporation, through a joint venture, ACC Acquisitions, LLC, for approximately $2.4 billion. AT&T contributed cash equal to AWS' interest in the joint venture to AT&T Wireless Group as of the date of the acquisition. The acquisition was funded with non-recourse bank debt by the joint venture and cash equity contributions of approximately $400 from each of the two partners. Dobson is responsible for day-to-day management of the joint venture, which is equally owned and jointly controlled by Dobson and AT&T Wireless Group. Accordingly, this investment is accounted for as an equity method investment in the accompanying combined financial statements.

(4)
During 1998, AT&T Wireless Group, through AWPCS, entered into a venture with Triton PCS Holdings, Inc. to build and operate digital wireless networks in the Southeast and MidAtlantic areas of the United States. AT&T Wireless Group contributed licenses to the venture in exchange for preferred stock. The effect of the above transaction resulted in a non-cash reclassification of license balances of approximately $101 to investments. Additionally during the fourth quarter of 1998, AT&T Wireless Group, through AWPCS, sold its net assets in the geographic area of Norfolk, Virginia, including a portion of the PCS license, to Triton for cash and preferred stock. Ownership percentages reflect AT&T Wireless Group's ownership of common stock, assuming conversion of all currently convertible preferred shares to common stock. In addition, AT&T Wireless Group, through AWPCS, holds redeemable preferred shares in this investment, which are not currently convertible to common stock. These preferred shares have certain liquidation preference rights.

(5)
During 1998, AT&T Wireless Group, through AWPCS, entered into a venture with TeleCorp PCS, Inc. to build and operate digital wireless networks in portions of New England and the Midwestern and Southeastern United States. AT&T Wireless Group contributed licenses to the venture in exchange for preferred stock. The effect of the above transaction resulted in a non-cash reclassification of license balances of approximately $40 to investments. Additionally in May 1999, AT&T Wireless Group sold, through AWPCS, its net assets in the geographic area of San Juan, Puerto Rico, including a portion of the PCS license, to TeleCorp for cash and preferred stock. In November 2000, Telecorp completed a merger with Tritel. See Note 4 regarding the discussion of the merger. Ownership percentages reflect AT&T Wireless Group's ownership of common stock, assuming conversion of all currently convertible preferred shares to common stock. In addition, AT&T Wireless Group holds, through AWPCS, redeemable preferred shares in this investment, which are not currently convertible to common stock. These preferred shares have certain liquidation preference rights.

(6)
In January 1999, AT&T Wireless Group, through AWPCS, entered into a venture with Tritel, Inc. to build and operate a digital wireless network across parts of the Southwestern United States. AT&T Wireless Group contributed licenses to the venture in exchange for preferred stock. The effect of the above transaction resulted in a non-cash reclassification of license balances of approximately $94 to investments. In November 2000, Telecorp completed a merger with Tritel. See Note 4 regarding the discussion of the merger. The December 31, 1999, ownership percentage reflected AT&T Wireless Group's ownership of common stock, assuming conversion of all convertible preferred shares, as of December 31, 1999, to common stock. In addition, the AT&T Wireless Group, through AWPCS, held redeemable preferred shares as of December 31, 1999, in this investment, which were not convertible to common stock. These preferred shares had certain liquidation preference rights.

(7)
During the fourth quarter of 1998, AT&T Wireless Group sold, through AWPCS, a portion of its net assets in the geographic areas of Cincinnati and Dayton, Ohio, including portions of the PCS licenses, to Cincinnati Bell Wireless, LLC for cash and an ownership interest. The effect of this transaction resulted in a non-cash reclassification of license balances of approximately $20 to investments.

(8)
During November 2000, AT&T Wireless Group, through AWPCS, joined with others in the formation of a venture, Alaska Native Wireless, LLC, which participated in the Federal Communication Commissions' recent auction of license spectrum in the 1900 megahertz band, which is used to provide wireless services. AT&T Wireless Group provided funding to the joint venture through a combination of a non-controlling equity interest and debt securities of Alaska Native Wireless totaling approximately $229 as of December 31, 2000. AT&T Wireless Group has made certain future commitments related to this joint venture. See Note 12 for further discussion of outstanding commitments.

(9)
In August 1999, AT&T and British Telecommunications plc through a newly created joint venture acquired a 33.3% ownership interest in Rogers Wireless Communications, Inc., formerly Rogers Cantel Mobile Communications, Inc., for approximately $934 in cash. AT&T contributed its interest in the joint venture to AT&T Wireless Group as of the date of acquisition. The investment is owned equally by AT&T Wireless Group, through AWS, and British Telecommunications plc. This investment is accounted for under the equity method because of our ability to elect certain members of the board of directors of this entity, which we believe provides us with significant influence.

(10)
In the first quarter of 2000, AT&T Wireless Group was allocated one-half of AT&T's interest in Japan Telecom, which is held through a joint venture with British Telecommunications plc. This investment is accounted for under the equity method because of our ability to elect certain members of the board of directors of this entity, which we believe provides us with significant influence. See Note 14 for discussion of subsequent events associated with Japan Telecom.

(11)
On October 2, 2000, AT&T Wireless Group, through AWS, completed its acquisition of several interests in international ventures, including Eurotel Praha in the Czech Republic, acquired by AT&T as a result of its acquisition of MediaOne in June 2000. AT&T Wireless Group acquired these interests from AT&T for approximately $1 billion in cash, which was determined based upon a third party valuation. Additionally, AT&T Wireless Group assumed deferred tax liabilities totaling approximately $200 which were transferred from AT&T.

(12)
On December 8, 2000, AT&T Wireless Group, through AWS, exercised its options to purchase additional shares of stock in its equity investment in Far EasTone Telecommunications, ltd. AT&T Wireless Group paid approximately $205 for the additional shares and increased its ownership percentage to 22.70%.

    The combined results of operations and the financial position of the significant equity method investments are summarized below.

Condensed Income Statement Information

	For the Years Ended December 31,
	2000	1999	1998
Revenue	$15,221	$3,466	$2,065
Operating income (loss)	287	(141)	448
Net income (loss)	1,002	(190)	453

    Condensed income statement information includes the results of AB Cellular and CMT Partners prior to their consolidation by AT&T Wireless Group. The net income in 2000 includes the gain recognized by AB Cellular associated with the redemption of AT&T Wireless Group's equity interest in December 2000.

Condensed Balance Sheet Information

	As of December 31,
	2000	1999
Current assets	$4,024	$2,900
Noncurrent assets	21,792	8,867
Current liabilities	2,439	1,215
Noncurrent liabilities	10,008	3,131

    Current assets are comprised primarily of cash, accounts receivable and other current assets. Noncurrent assets are comprised primarily of net goodwill and other assets, net licenses and net property, plant and equipment. Current liabilities are comprised primarily of operating accruals and accounts payable. Noncurrent liabilities are comprised primarily of long-term debt and deferred income taxes.

    AT&T Wireless Group also has investments accounted for under the cost method of accounting. Under this method, investments are stated at cost, and earnings are recognized to the extent distributions are received in excess of accumulated earnings of the investee. Distributions received in excess of accumulated earnings are recognized as a reduction of our investment balance. These investments, which are covered under the scope of SFAS No. 115,"Accounting for Certain Investments in Debt and Equity Securities," are classified as "available-for-sale" and are carried at fair value with any unrealized gain or loss, net of tax, being included within our other comprehensive income as a component of combined attributed net assets.

8. Income Taxes

    AT&T Wireless Group is not a separate taxable entity for federal and state income tax purposes and its results of operations are included in the consolidated federal and state income tax returns of AT&T and its affiliates, as described in Note 1. The following table shows the principal reasons for the difference between the effective income tax rate and the United States federal statutory income tax rate:

	For the Years Ended December 31,
	2000	1999	1998
U.S. federal statutory income tax rate	35%	35%	35%
Federal income tax at statutory rate	$144	$(238)	$65
State and local income taxes, net of federal income tax effect	—	(20)	5
Dividends received deduction	—	—	(2)
Amortization of intangibles	19	17	12
Sale of foreign investment	(31)	—	—
Change in valuation allowance and other estimates	—	(50)	(17)
Other differences, net	9	(3)	(4)

Provision (benefit) for income taxes	$141	$(294)	$59

Effective income tax rate	34.1%	43.2%	31.6%
Provision (benefit) for income taxes:
Current:
Federal	$(370)	$(207)	$83
State and local	(74)	(2)	15

	$(444)	$(209)	$98

Deferred:
Federal	$499	$(41)	$(38)
State and local	86	(44)	(1)

	$585	$(85)	$(39)

Provision (benefit) for income taxes	$141	$(294)	$59

    Deferred income tax liabilities are taxes AT&T Wireless Group expects to pay in future periods. Similarly, deferred income tax assets are recorded for expected reductions in taxes payable in future periods. Deferred income taxes arise because of differences in the book and tax bases of certain assets and liabilities.

    Deferred income tax liabilities and assets consist of the following:

	At December 31,
	2000	1999
Long-term deferred income tax liabilities:
Property, plant and equipment and licenses	$(3,618)	$(3,246)
Investments	(989)	(508)
Other	(74)	(49)

Total long-term deferred income tax liabilities	$(4,681)	$(3,803)

Long-term deferred income tax assets:
Net operating loss/credit carryforwards	$37	$65
Valuation allowance	(15)	(12)

Total net long-term deferred income tax assets	22	$53

Net long-term deferred income tax liabilities	$(4,659)	$(3,750)

Current deferred income tax liabilities:
Total current deferred income tax liabilities	$—	$—

Current deferred income tax assets:
Employee benefits	$11	$11
Reserves and allowances	65	101
Other	17	15

Total current deferred income tax assets	$93	$127

Current deferred income tax assets	$93	$127

    At December 31, 2000, AT&T Wireless Group had net operating loss carryforwards for federal and state income tax purposes of $21 and $619, respectively, expiring through 2019. AT&T Wireless Group also has federal tax credit carryforwards of $29 which are not subject to expiration. AT&T Wireless Group recorded a valuation allowance to reflect the estimated amount of deferred tax assets which, more likely than not, will not be realized by AT&T Wireless Group.

    The realization of AT&T Wireless Group's deferred tax assets is not dependent upon the consolidated tax group of AT&T. On a stand alone, separate company basis, AT&T Wireless Group has sufficient reversing taxable temporary differences to warrant recognition of its deferred tax assets without the need for any additional valuation allowance. AT&T Wireless Group received payments under its tax sharing arrangement with AT&T for the net domestic tax losses and credits it had generated. These payments were recorded as a reduction to the related deferred tax assets.

    AT&T previously announced that it intends to split-off AT&T Wireless Group (see Note 1). If it were determined that the split-off failed to qualify as a tax-free transaction, a tax liability would be created which would have a material effect on AT&T Wireless Group. In addition, there may be tax costs associated with the split-off that result from AT&T Wireless Group ceasing to be a member of the AT&T consolidated tax return group, as well as from pre-split transactions. If incurred, these costs could be material to AT&T Wireless Group's results.

AT&T WIRELESS GROUP

(an integrated business of AT&T)

NOTES TO COMBINED FINANCIAL STATEMENTS

(In Millions Unless Otherwise Noted)

9. Employee Benefit Plan

    AT&T Wireless Group sponsors a savings plan for the majority of its employees. The plan allows employees to contribute a portion of their pretax income in accordance with specified guidelines. The plan matches a percentage of employee contributions up to certain limits. In addition, AT&T Wireless Group may make discretionary or profit sharing contributions. Contributions amounted to $60, $37 and $31 in 2000, 1999 and 1998, respectively.

10. Stock-Based Compensation Plans

    Under the AT&T 1997 Long-term Incentive Program (Program), which was effective June 1, 1997, and amended on May 19, 1999 and on March 14, 2000, AT&T grants stock options, performance shares, restricted stock and other awards on AT&T common stock as well as stock options on AT&T Wireless Group tracking stock.

    Under the Program, there were 150 million shares of common stock available for grant with a maximum of 22.5 million common shares that could be used for awards other than stock options. Beginning with January 1, 2000, the remaining shares available for grant at December 31, of the prior year, plus 1.75% of the shares of AT&T common stock outstanding on January 1 of each year become available for grant. There is a maximum of 37.5 million shares that may be used for awards other than stock options. The exercise price of any stock option is equal to the stock price when the option is granted. Generally, the options vest over three or four years and are exercisable up to 10 years from the date of grant.

    Under the Program, performance share units are awarded to key employees in the form of either common stock or cash at the end of a three-year period based on AT&T's total shareholder return and certain financial performance targets. Under the 1987 Long-term Incentive Program, performance share units with the same terms were also awarded to key employees based on AT&T's return-to-equity performance compared with a target.

    On April 27, 2000 AT&T created a new class of stock and completed an offering of AT&T Wireless Group tracking stock. Under the Program as amended on March 14, 2000, 5% of the outstanding AT&T Wireless Group tracking shares became available for grant with a maximum of 1.25% of the outstanding shares that may be used for awards other than options. Beginning with January 1, 2001 the remaining AT&T Wireless Group shares available for grant at December 31 of the prior year plus 2.0% of outstanding AT&T Wireless Group tracking shares on January 1 of each year become available for grant. The exercise price of any stock option is equal to the stock price when the option is granted. Generally, the options vest over two to three and one half years and are exercisable up to 10 years from the date of grant. In 2000 there were no grants of awards other than stock options. On April 27, 2000, AT&T granted AT&T Wireless Group tracking stock options to substantially all AT&T and AT&T Wireless Group employees.

    Under the AT&T 1996 Employee Stock Purchase Plan (Plan), which was effective July 1, 1996, AT&T is authorized to issue up to 75 million shares of AT&T common stock to its eligible employees. Under the terms of the Plan, employees may have up to 10% of their earnings withheld to purchase AT&T's common stock. The purchase price of the stock on the date of exercise is 85% of the average high and low sale prices of shares on the New York Stock Exchange for that day. Under the Plan, AT&T sold approximately 1,127 thousand shares to AT&T Wireless Group employees in 2000, approximately 424 thousand shares in 1999 and approximately 535 thousand shares in 1998.

    AT&T and AT&T Wireless Group apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for performance-based and restricted stock awards and stock appreciation rights (SARs). Compensation costs charged against AT&T Wireless Group's results of operations for AT&T performance-based awards, restricted stock awards and SARs for AT&T Wireless Group employees were not material in any periods presented.

    AT&T and AT&T Wireless Group have adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." If AT&T Wireless Group had elected to recognize compensation costs based on the fair value at the date of grant for AT&T awards granted to AT&T Wireless Group employees in 2000, 1999 and 1998, and for AT&T Wireless Group awards granted to AT&T Wireless Group employees in 2000, consistent with the provisions of SFAS No. 123, AT&T Wireless Group's net income (loss) would have been adjusted to reflect additional compensation expense resulting in the following pro forma amounts:

	For the Years Ended December 31,
	2000	1999	1998
Net income (loss)	$481	$(464)	$127

    The pro forma effect on net income for 1998 may not be representative of the pro forma effect on net income (loss) of future years because the SFAS No. 123 method of accounting for pro forma compensation expense has not been applied to options granted prior to January 1, 1995, as all such options were fully vested by the end of 1998.

    There were approximately 53,308 thousand AT&T Wireless Group stock options granted to AT&T Wireless Group employees during 2000. At the date of grant the weighted- average exercise price of these options granted was $29.23. The weighted-average fair value at date of grant was $14.43 and was estimated using the Black-Scholes option-pricing model. The following weighted-average assumptions were applied: (i) expected volatility rate of 55.0%, (ii) expected life of 4 years and (iii) risk-free interest rate of 6.52%.

    AT&T granted approximately 1,082 thousand, 9,438 thousand and 10,503 thousand stock options to AT&T Wireless Group employees during 2000, 1999 and 1998, respectively. At the date of grant, the weighted-average exercise price for AT&T options granted to AT&T Wireless Group employees during 2000, 1999 and 1998 were $48.05, $59.35 and $41.86, respectively. The weighted-average fair values at date of grant for AT&T options granted to AT&T Wireless Group employees during 2000, 1999 and 1998 were $14.26, $15.36 and $9.80, respectively, and were estimated using the Black-Scholes option-pricing model. The following weighted-average assumptions were applied for 2000, 1999 and 1998, respectively: (i) expected dividend yields of 1.7%, 1.7% and 2.1%, (ii) expected volatility rates of 31.2%, 27.2% and 23.8%, and (iii) risk-free interest rates of 6.69%, 4.71% and 5.27% and (iv) expected lives of 3.9 years, 4.9 years and 4.5 years.

11. Fair Values of Financial Instruments

    The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and other current liabilities are a reasonable estimate of their fair value due to the short-term nature of these instruments. The fair value of the short-term and long-term debt due to AT&T approximates its carrying value.

12. Commitments and Contingencies

    In the normal course of business, AT&T Wireless Group is subject to proceedings, lawsuits and other claims. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Consequently, AT&T Wireless Group is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at December 31, 2000. AT&T Wireless Group also makes routine filings with the Federal Communications Commission and state regulatory authorities. These matters could affect the operating results of any one quarter when resolved in future periods. However, AT&T Wireless Group believes that after final disposition any monetary liability or financial impact to us beyond that provided for at year-end would not be material to our annual combined financial statements.

    During January 2001, AT&T closed its previously announced agreement with DoCoMo. Pursuant to this agreement, DoCoMo may require the repurchase of its investment at DoCoMo's original purchase price, plus interest, if AT&T does not complete the split-off by specified dates beginning January 1, 2002, or if AT&T Wireless Group fails to meet specified technological milestones. See Note 1 for further discussion related to the DoCoMo investment.

    AT&T Wireless Group has entered into various purchase commitments for network equipment as well as handsets, related to the development of its next-generation strategy. Those commitments totaled $432 as of December 31, 2000. These commitments expire between 2001 and 2004.

    During November 2000, AT&T Wireless Group joined with others in the formation of a venture, Alaska Native Wireless, which participated in the Federal Communication Commission's recent auction of license spectrum in the 1900 megahertz band, which is used to provide wireless services. In January 2001, the auction was completed, and Alaska Native Wireless was the high bidder on approximately $2.9 billion in licenses. AT&T Wireless Group has committed to fund $2.6 billion to Alaska Native Wireless to fund Alaska Native Wireless' purchase of licenses. As of December 31, 2000, AT&T Wireless Group funded approximately $229 of the commitment through a combination of a non-controlling equity interest and debt securities of Alaska Native Wireless. Additionally, in February 2001, AT&T Wireless Group funded an additional $80. The remaining approximate $2.3 billion of additional funding will be made when such licenses are granted, and will take the form of non-convertible notes of Alaska Native Wireless. At the fifth anniversary of the first date on which licenses won in the auction are granted to Alaska Native Wireless, and in addition to other means by which they may transfer their interests, the other owners of Alaska Native Wireless have the right to require AT&T Wireless Group to purchase their equity interests. If this right were exercised five years after license grant, the purchase price could be as much as approximately $950 and would be payable, at AT&T Wireless Group's option, in cash or marketable securities. The right to require AT&T Wireless Group to purchase these interests may be exercised before the five-year anniversary of the license grant if the conditions of certain FCC regulations restricting the free transferability of certain licenses offered in this auction are met earlier. If the right were exercised earlier, the purchase price would be calculated in generally the same way as if exercised at five years, except that a discount would be applied. In certain circumstances, if a winning bid of Alaska Native Wireless is rejected or if any license granted to it is revoked, AT&T Wireless Group would be obligated to compensate other owners for making capital available to the venture. In certain circumstances, if the grant of the licenses is challenged, AT&T Wireless Group may be obligated to purchase the interests of other owners. Depending on when such revocation or challenge takes place, the amount may be material but will be less than the $950 purchase price described above.

    AT&T Wireless Group leases land, buildings and equipment through contracts that expire in various years through 2037. Rental expense under operating leases was $271 in 2000, $205 in 1999, and $181 in 1998. The following table shows the future minimum rental payments due under noncancelable operating leases at December 31, 2000.

2001	2002	2003	2004	2005	Later Years
$328	$291	$243	$200	$133	$214

    During 2000 and 1999, AT&T Wireless Group expensed $28 and $82, respectively, for losses associated with commitments related to certain equity investments. Included in the 1999 loss of $82 was AT&T Wireless Group's commitment of $63 to fund the long-term debt obligations of one of its equity investments, which fully satisfied AT&T Wireless Group's commitment for this equity investment.

    AT&T Wireless Group also has various other purchase commitments for materials, supplies and other items incidental to the ordinary course of business which are not significant individually, nor in the aggregate.

13. Related Party Transactions

    As discussed in Note 1, AT&T has provided necessary working capital requirements to AT&T Wireless Group, through AWG and AWS, via an attribution of a portion of the offering proceeds, intercompany debt and preferred stock, as well as capital contributions prior to the offering. Intercompany debt is reflected in the accompanying combined balance sheets as "Short-term debt due to AT&T" and "Long-term debt due to AT&T." Preferred stock held by AT&T is included in "Combined attributed net assets" in the accompanying combined balance sheets. In addition, AT&T Wireless Group loaned the proceeds back to AT&T via an intercompany note receivable.

    Intercompany interest income on the note receivable from AT&T for the year ended December 31, 2000, totaled $143. There was no intercompany interest income for the years ended December 31, 1999 and 1998. The intercompany interest income was determined based upon the methodology described in Note 1 and is included within other income in the accompanying combined statements of operations.

    Intercompany debt and interest expense was assumed based upon the methodology discussed in Note 1. Intercompany debt was $2,438 and $3,400 at December 31, 2000 and 1999, respectively, of which $638 represented short-term debt at December 31, 2000. Intercompany interest expense was $196, $214, and $190, for the years ended December 31, 2000, 1999 and 1998, respectively, of which $123, $88 and $75, was capitalized as of December 31, 2000, 1999, and 1998, respectively.

    The 9% cumulative preferred stock held by AT&T was $3.0 billion and $1.0 billion as of December 31, 2000, and 1999, respectively. Dividend requirements were $130, $56 and $56, for the years ended December 31, 2000, 1999 and 1998, respectively.

    AT&T Wireless Group, through AWS, purchases long distance and other network-related services from AT&T at market-based prices. For the years ended December 31, 2000, 1999 and 1998, these amounts totaled $241, $170 and $65, respectively. These amounts are reflected within costs of services in the accompanying combined statements of operations.

    AT&T has allocated general corporate overhead expenses, including finance, legal, marketing, use of the AT&T brand, planning and strategy and human resources to AT&T Wireless Group, as well as costs for AT&T employees who directly support AT&T Wireless Group, amounting to $56, $40 and $42, for the years ended

December 31, 2000, 1999 and 1998, respectively. These amounts are included within selling, general and administrative expenses in the accompanying combined statements of operations and were determined based on the methodology described in Note 1.

    Also included in selling, general and administrative expenses are charges paid to AT&T related to AT&T Wireless Group's direct sales force who were employees of AT&T, as well as commissions and marketing support costs reimbursed to AT&T for costs incurred to acquire customers on AT&T Wireless Group's behalf. Effective April 1, 2000, the aforementioned sales force became employees of AT&T Wireless Group, through AWS. These charges amounted to $67, $223 and $65, for the years ended December 31, 2000, 1999 and 1998, respectively.

    AT&T Wireless Group, through AWS, purchases their administrative telephone services from AT&T. These amounts are included within selling, general and administrative expenses and totaled $104, $69, and $50 for the years ended December 31, 2000, 1999 and 1998, respectively.

    AT&T Wireless Group, through AWS, sells receivables to AT&T for wireless customers whose wireless charges are combined ("bundled") with their long distance charges into one bill. Accounts receivable in the accompanying combined balance sheets included $97 and $83 as of December 31, 2000 and 1999, respectively, associated with receivables from AT&T for these bundled customers. Selling, general and administrative expenses included $38, $36 and $22 for the years ended December 31, 2000, 1999 and 1998, respectively, and costs of services included $38, $29 and $14, for the years ended December 31, 2000, 1999, and 1998, respectively, for the billing and collection fees charged by AT&T.

    AT&T Wireless Group, through AWS, utilizes the AT&T remittance processing organization to process customer payments into AT&T's lockbox. AT&T Wireless Group paid $23, $22 and $12, to AT&T for reimbursement of its costs associated with these services for the years ended December 31, 2000, 1999 and 1998, respectively. These costs are included with selling, general and administrative expenses on the accompanying combined statements of operations.

14. Subsequent Events

    In January 2001, AT&T Wireless Group executed agreements with certain network equipment vendors, related to the development of its next-generation network strategy. These agreements require AT&T Wireless Group to buy equipment from these vendors totaling approximately $1.8 billion through 2004.

    Effective January 1, 2001, AT&T Wireless Group implemented the results of a review of the estimated service lives of certain wireless communications equipment, primarily electronics. Lives were shortened to fully depreciate all such equipment within seven years. Similar equipment acquired after January 1, 2001, will have useful lives no longer than seven years.

    On January 22, 2001, AT&T Wireless Group, through AWS, completed its previously announced transaction with DoCoMo. See Note 1 for further discussion of the transaction.

    On November 17, 2000, AT&T Wireless Group announced that AT&T's board of directors had approved an agreement under which AT&T Wireless Group would purchase $200 in Series AA preferred stock from Dobson Communications Corporation. AT&T Wireless Group, through AWS, completed this transaction on February 8, 2001. The Series AA preferred stock acquired has a liquidation preference of $1,000 per share and is exchangeable into Series A convertible preferred stock. If the Series AA preferred stock is exchanged into Series A convertible preferred stock, AT&T Wireless Group will increase its ownership interest in Dobson, on an as converted to common stock basis, from its current ownership of 4.6% to approximately 11.6%.

    On March 23, 2001, AT&T Wireless Group, through AWS, entered into Competitive Advance and Revolving Credit Facilities (the "Facilities") in the aggregate amount of $2.5 billion consisting of an up to $1.25 billion 364-day Competitive Advance and Revolving Credit Facility and an up to $1.25 billion Five-Year Competitive Advance and Revolving Credit Facility. The facilities are subject to a facility fee and utilization fee and bear interest at variable rates based upon, in various cases, LIBOR, the prime rate or the rates on overnight Federal funds transactions. The Facilities may be used for general corporate purposes and are subject to customary covenants, representations and warranties and events of default. In addition, the Facilities contain financial covenants providing for a maximum total debt to total Consolidated Operational EBITDA ratio (as defined in the facilities agreement) not to exceed 4:0 to 1:0 for AT&T Wireless Group and a minimum interest coverage ratio of 3.5:1.0. From the date of the closing of the Facilities until the date of the split-off of AT&T Wireless Group, AWS will be prohibited from declaring and/or paying dividends. The Facility also specifies limitations on AT&T's and AT&T Wireless Group's ability to consummate the split-off including a provision that it will constitute an event of default if the split-off is consummated without obtaining a favorable tax ruling from the IRS or an unqualified tax opinion that the split-off will qualify as a tax-free transaction. In addition, the existence of an obligation by AT&T Wireless Group to repurchase equity interests from DoCoMo may under certain circumstances constitute an event of default.

    On February 26, 2001, AT&T agreed to sell its entire interest in Japan Telecom for approximately $1.35 billion. The net after-tax proceeds are expected to be approximately $1 billion. AT&T has indicated that the net after-tax proceeds will be split evenly between AT&T and AT&T Wireless Group. AT&T Wireless Group anticipates that it will recognize a significant gain on the transaction.

    On March 1, 2001, AT&T Wireless Group, through AWS, completed a private placement of $6.5 billion in Senior Notes with maturity dates from 2006 to 2031. The notes pay interest at rates ranging from 7.350% to 8.750% per annum, and include customary covenants. The notes include registration rights, such that AWS is required to exchange the notes for a new issue of notes registered under the Securities Act of 1933 and are to be declared effective no later than 240 days after the issue date.